As filed with the Securities and Exchange Commission on April 16, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAFE-T GROUP LTD.

(Exact name of registrant as specified in its charter)

State of Israel	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shachar Daniel	Safe-T USA Inc.
Chief Executive Officer	51 John F. Kennedy Parkway
8 Abba Eban Ave.	First Floor West at Regus
Herzliya, 4672526 Israel	Short Hills, NJ 07078
Tel: +972 9.866.6110	Tel: 888.304.5010
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Eitan Shmueli, Adv.
Robert V. Condon III, Esq.	Gregory Irgo, Adv.
David A Huberman, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.5000	Lipa Meir & Co. Beit Amot Investments Tower 2 Weizmann St. Tel-Aviv 6423902 3 9.607.0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Ordinary shares, no par value, as represented by American Depositary Shares (1)	31,825,000	$2.60	$82,745,000	$10,028.70

(1)	The ordinary shares will be represented by American Depositary Shares, or ADS, which have been registered under a separate registration statement on Form F-6 (Registration No. 333-218251) and are issuable upon deposit of the ordinary shares registered hereby. Each ADS will represent 40 ordinary shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Represents 1,273,000,000 ordinary shares, consisting of 600,000,000 ordinary shares issuable upon the exercise of warrants, and 673,000,000 ordinary shares issuable upon the conversion of debentures (including accrued interest).

(4)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s ADSs as reported on the Nasdaq Capital Market on April 15, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 16, 2019

Up to 31,825,000 American Depositary Shares

Each Representing 40 Ordinary Shares

Safe-T Group Ltd.

This prospectus relates to the resale, by the selling shareholders identified in this prospectus of up to 31,825,000 American Depositary Shares, or ADSs, as further described below under “About this Prospectus —Recent Financings—April 2019 Financing,” consisting (i) of up to 16,825,000 ADSs issuable upon conversion of debentures including accrued interest and (ii) up to 15,000,000 ADSs issuable upon exercise of warrants. The selling shareholders is identified in the table commencing on page 13. No ADSs are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the ADSs by the selling shareholders, we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or approximately $6.9 million based on an exercise price of $2.05 per ADS (subject to adjustments), if all warrants are exercised. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

The ADSs are listed on the Nasdaq Capital Market under the symbol “SFET.” The last reported sale price of our ADSs on April 15, 2019 was $2.68 per ADS.

Our Ordinary Shares currently trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “SFET.” The last reported sale price of our Ordinary Shares on April 15, 2019 was NIS 0.244, or $0.069 per share (based on the exchange rate reported by the Bank of Israel on such date).

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, or the SEC, the Israel Securities Authority nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2019

SAFE-T

Keeping Data in the Right Hands

Enabling Enterprises And Solving Global Business Challenges

REDUCE ATTACK SURFACE
- Keep out Hackers
- Allow trusted & authorized access only
- Zero Trust Access

CLOUD APPLICATION MIGRATION
- Simplify access to the Cloud
- Reduce OPEX and CAPEX
- Prevent replication of DMZ in the Cloud

DIGITAL BUSINESS ENABLEMENT
- Ensure Compliance
- Roll out new apps & new business
- Consolidate legacy systems

DATA PROTECTION
- Conceal sensitive data
- Block data leakage
- Prevent malware & ransomware

Safe-T Software-Defined Access Platform Protects the Entire DATA ACCESS LIFECYCLE

1
ADAPTIVE ACCESS
to Services and Data
• Authenticate User
• Verify User and Device
• On-demand access using Reverse-Access
2
Data Usage
CONTROL
• Manage allowed usage methods
• Policy based access control
• Detect risk
3
Data Usage
AUDITS AND REPORTS
• Auditing per user and per application
• Historical reports and analysis on data usage
• Report on risk

www.safe-t.com

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Safe-T” refer to Safe-T Group Ltd. and its wholly owned subsidiary, Safe-T Data A.R Ltd., an Israeli corporation, and its wholly owned subsidiary, Safe-T USA Inc., a Delaware corporation.

“SAFE-T,” “SmarTransfer,” “SAFE-T BOX” and “if you can’t be seen, you can’t be hacked” are registered trademarks of Safe-T, and our logo, and the logo of our subsidiaries are our and our subsidiaries unregistered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.  None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The current ratio of Ordinary Shares to ADSs as of the date of this prospectus is one ADS representing 40 Ordinary Shares. All descriptions of our share capital and ADSs in this prospectus reflect such ratio adjustment.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholders identified in this prospectus may offer from time to time up to 16,825,000 ADSs issuable upon conversion of debentures (including accrued interest) and (ii) up to 15,000,000 ADSs issuable upon exercise of warrants. If necessary, the specific manner in which the ADSs may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

This summary below highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully prospectus or incorporated by reference herein, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We develop and market software solutions that address multiple aspects of the data protection information security and cybersecurity markets. Our patented solutions secure our customers’ data, services and networks from internal and external threats, such as unauthorized access to data, services and networks, as well as data-related threats that include data exfiltration, leakage, malware, ransomware and fraud. We believe that our innovative products are the first solution that controls, in one integrated package, the entire data access lifecycle, allowing our customers to avoid the integration complexities of multiple products. In addition, we believe that our products create strong perimeter security as a result of our patented Reverse-Access technology. In April 2018, we received the 2018 Fortress Cyber Security Award for Compliance and Authentication & Identity and were finalists in the 2018 Cyber Defence Magazine Infosec Awards. Reverse-Access is an innovative and unique technology, providing for “reverse movement” of communication, and is designed to reduce the need to store sensitive data in the DMZ, and to open ports in the organizations’ firewall, thus enabling secure access to networks and services.

We have a broad customer base spanning several industries including finance, healthcare, government agencies, commercial companies and educational institutions. Currently, most of our end-customers are located in Israel, including large Israeli regional banks with branches across the country and globally (accounting for approximately 2.0% of our 2018 gross revenue), large Israeli healthcare organizations and the Israeli Ministry of Health (accounting for approximately 4.8% of our 2018 gross revenue), leading Israeli insurance companies (accounting for approximately 4.4% of our 2018 gross revenue), and the Israeli Police Force (accounting for approximately 1.9% of our 2018 gross revenue). Our initial engagements with our customers either follow (i) a license sale model, or (ii) a lease subscription model between one to three years, which are renewable upon expiration, at our customers’ discretion. Our headquarters are located in Israel with customers and sales operations in Israel, North America, Europe, Asia-Pacific and Africa.

Vast amounts of data, including sensitive personal and commercial information, are stored electronically and are typically connected to external networks, including the internet, and in cloud storage. This information architecture has enabled threats that all organizations face, including:

●	distributed ‘denial of service’ attacks on published services and applications;

●	access to an organization’s data by unauthorized internal personnel;

●	access to an organization’s data and networks by outside hackers; and

●	unsecure transfer of information and files within an organization and to and from third parties.

The data security market offers a variety of information security products that provide specific protection for a certain market or aspect of information security. Our solution, however, offers various security capabilities to organizations designed to ensure full security of intra-organizational and inter-organizational data access, usage and exchanges. Further, our unique open extensible and customizable architecture integrates with over 30 third party security and enterprise applications and solutions for end-to-end security coverage across business processes.

Our flagship product called Software Defined Access is a patented multi-layered solution that integrates our upgraded and comprehensive SDP solution. We believe that it is superior to other available products in the market, as it controls the entire data and application access lifecycle by combining SDP, a new architecture and technology that allows secure access to published applications, and our secure data exchange controls data usage and exchange between any source to any destination and our innovative user behavioral analysis technology which allows detecting anomalies in users access and using data via our solutions. The SDP architecture essentially hides published services and applications from unauthorized parties. According to Markets and Markets Research Private Ltd., the combined markets for secure data access and secure data exchange have been reported to have generated revenues in excess of $4 billion in 2017. Recently, Safe-T was included in Gartner’s “Fact or Fiction: Are Software-Defined Perimeters Really the Next-Generation VPNs” report on software-defined perimeters and recognized by Gartner as one of seven SDP vendors. In this report, Safe-T was the only Israeli company, listed as a Representative Vendor.

In addition to offering an integrated solution, we intend to also offer the components of our solution as stand-alone products, as a white label via OEM partners, as well as bundled with our channel partners’ complementary products. An example of a bundled product is the solution we created with the identity provider SecureAuth (See “White Label and Bundled Solutions” below), as well as our secure application access solution.

Our main goal is to become one of the leading vendors in the fields of cyber and information security, including increased penetration into the U.S. market. Penetration into the U.S. market is expected to be achieved through a combination of direct sales by our local sales team with the support of our corporate marketing and U.S. field marketing teams, as well as indirect sales via resellers, distributors, and channel and OEM partners, such as SourceCode Technology Holdings, Inc. and SecureAuth Corporation. Further to our efforts to penetrate the U.S. market, we received FIPS 140-2 certification. FIPS 140-2 certification is a federal U.S. government security standard used to approve cryptographic modules for secure communication and encryption, and mandatory for any vendor selling in the federal sector. FIPS 140-2 certification enables us to penetrate the U.S. federal market and fully maximize our expansion potential in the United States. We began operations in Israel, and have since expended sales and marketing of our products around the world. We have distributors and resellers in Israel, the United States, United Kingdom, Switzerland, Canada, Germany, Spain, Serbia, Ghana, Kenya, Nigeria, Turkey, Indonesia and the Philippines.

Our integrated solution is designated to achieve the following:

●	Provides zero-trust access, by ensuring only trusted parties can access and use data and services;

●	Reduces the outward-facing attack surface by locking down and closing the incoming port in the firewall using our patented technology;

●	Unifies and streamlines all applications and security systems and modernizes the security environment on the premises and in the cloud;

●	Consolidates data exchange and connectivity, simplifying workflows and related enterprise systems;

●	Protects and controls access by separating the access layer from the authentication layer, which permits initial authentication of the user outside an organization’s perimeter and only after authentication, connects the user to the desired service; a similar approach is used to segment internal networks;

●	Grants access transparently to an authenticated user without requiring any special end user client software;

●	Controls data usage, preventing data exfiltration, leakage, malware, ransomware and fraud; and

●	Monitors and reports on all user actions, in order to detect anomalous behavior and risk.

Our Software Defined Access solution consolidates into one integrated solution the functionality of both SDP – which is used to control access to data and applications – and secure data exchange and usage – which is used to control and secure internal and external data exchanges and use. Our Software Defined Access solution, which is available both on-premises and via the cloud, is designed to provide zero-trust access, by ensuring only trusted parties can access and use data and services. It surpasses current access, authentication and encryption strategies by unifying and streamlining all systems while consolidating data exchange and connectivity.

Our solution is deployed within an organization’s internal information systems, fully supporting file access, exchange and usage, and at the same time protecting an organization’s sensitive data. These features of our solution enable us to market it to organizations that are unable to use cloud-based data access and/or exchange services for various reasons, such as regulatory requirements (for example, energy companies, banks, insurance companies, investment firms and health organizations).

Based on product comparisons that we have conducted, we believe that our Software Defined Access solution, which includes our patented Reverse-Access technology, is currently the most broader data access and exchange solution available within the information security and cybersecurity markets. The benefit of utilizing our patented technology, allows installing our solution in the intra-organizational network without opening any ports in the firewall, thus reducing dramatically the risk of security breaches by “hiding” an organization’s applications from unauthorized parties.

Recent Transactions

NetNut Acquisition

On April 4, 2019, we entered into a share and asset purchase agreement, or the Share and Asset Purchase Agreement, with NetNut Ltd., or NetNut, pursuant to which we will acquire all (100%) of the fully diluted share capital of NetNut, or the Purchased Shares, a private Israeli company engaged in the business proxy network solution industry, and certain assets of DiViNetworks Ltd., or DiVi, NetNut’s controlling shareholder which assets are required for the ongoing operations of NetNut, or the Purchased Assets and the NetNut Transaction, respectively. The consideration for the NetNut Transaction will be paid in cash and with Ordinary Shares, as set forth below.

The maximum purchase price payable by us for the Purchased Shares and Purchased Assets is up to $14.7 million, subject to certain adjustments, all as set forth below:

1.	In consideration for the Purchased Shares, we will pay NetNut’s shareholders:

●	An amount equal to $3,400,000, or the Initial Shares Purchase Price, out of which (i) a $1,614,742 will be paid on the closing of the NetNut Transaction, or the Closing, in immediate funds (in addition to a $250,000 down payment paid by us upon signing of Share and Asset Purchase Agreement); (ii) $175,257 will be deposited in escrow (as set forth below); and (iii) $1,360,000 will be paid by issuance of 24,347,410 Ordinary Shares (based on price per share of NIS 0.2031 which is a per share 30-day average price of our Ordinary Shares on the TASE prior to the date on which the Share and Asset Purchase Agreement was signed, or the Initial Consideration PPS). The Initial Shares Purchase Price was determined based on an assumption that NetNut working capital on the Closing is equal to zero. The parties agreed that the Initial Shares Purchase Price may be increased or decreased on a dollar-for-dollar basis in the event NetNut has a positive or negative working capital (respectively) on the date of the Closing.

●	An amount of up to $5,000,000 payable in contingent consideration, or the EarnOut Amount, will be paid and distributed to the shareholders of NetNut subject and upon NetNut achieving certain revenue milestones in 2019, hence, the payment of the payable EarnOut Amount will be deferred to the time when our financial results for the year 2019 are published, or the 2019 Financial Statements. We, at our sole discretion, may elect to pay up to fifty percent (50%) of the EarnOut Amount in Ordinary Shares, or the EarnOut Shares, provided that in any event, the amount of the EarnOut Shares will not exceed 44,756,273 Ordinary Shares (representing a quotient of half of the maximum EarnOut Amount, i.e. $2,500,000, divided by the Initial Consideration PPS). We shall grant NetNut’s shareholders first security interest and pledge in 30% of NetNut shares being purchased, as a security for full and timely payment of the EarnOut Amount (if any).

2.	In consideration for the sale, delivery, transfer and assignment of the Purchased Assets, we will pay DiVi at Closing an aggregate amount equal to $6,300,000, or the Assets Purchase Price. The Assets Purchase Price shall be paid as follows:

●	An amount equal to $3,455,258 payable at Closing in immediately payable funds;

●	An amount equal to $324,742 will be deposited in escrow (as set forth below); and

●	An amount equal to $2,520,000, payable at Closing in Ordinary Shares, issued at a per share price equal to the Initial Consideration PPS, i.e. 45,114,327 Ordinary Shares.

3.	An aggregate amount equal to $500,000, or the Escrow Amount, comprised of the amounts set forth in Sections 1 and 2 above, shall be deposited with and held by an escrow agent, until the later of the following to occur: (i) twelve (12) month anniversary of the Closing, or (ii) the date on which 2019 Financial Statements are executed, for purposes of partly securing and satisfying (i) sellers’ indemnification obligations set forth in Share and Asset Purchase Agreement and (ii) the adjustment to the Initial Shares Purchase Price.

4.	It was also agreed that during 2019, NetNut shall continue to operate as a standalone entity. During 2019 we will extend to NetNut, from time to time, financing for the purposes of its business and activities as our wholly-owned subsidiary in a manner that commencing June 15, 2019 NetNut’s cash reserves shall not be less than $300,000, provided that the aggregate amount of such financing shall not exceed $1,000,000, any such amounts provided to us – the Post Closing Financing. NetNut will not be required to return the Post Closing Financing or any part thereof to us prior to the lapse of 2019.

5.	We undertook to file with the SEC a registration statement with respect to the portion of the consideration to be paid in our Ordinary Shares, within 90 days following the Closing, and to use best efforts to have such registration statement declared effective as promptly as practicable.

In connection with the Transaction, we have agreed to pay to certain finders of the Transaction a fee equal to the sum of 3.0% of the total purchase price of the Transaction, and in any event not less than $150,000. We may elect to pay up to 50% of such fee in our equity securities.

April 2019 Financing

On April 9, 2019, we entered into a transaction, or the CLA transaction, whereby we entered into a securities purchase agreement, collectively with the documents ancillary thereto, including convertible debentures and warrants to purchase our ADSs, or the CLA, with certain lenders, or the Lenders, pursuant to which we will obtain a convertible loan in an aggregate amount of $6,000,000, against issuance of convertible debentures, or the April 2019 Financing Debentures, and warrants to purchase ADSs, or the April 2019 Financing Warrants.

The April 2019 Financing Debentures will have an 18 month term from issuance and bear interest at 8% per annum payable quarterly in cash or ADSs. The April 2019 Financing Debentures are convertible at $2.05 per ADS, or the Conversion Price, provided that if 80% of the five day daily volume weighted average price, or VWAP, of the ADSs on Nasdaq on the effective date of this resale registration statement is less than $2.05, the conversion price shall be reset to equal the greater of (i) $1.65, and (ii) 80% of the five day VWAP on the effective date.

The conversion price of the April 2019 Financing Debentures will be reset, but not below $0.40 per ADS, if there is a subsequent issuance of our securities below the conversion price, to the price of the subsequent issuance, and the April 2019 Financing Debentures contain other customary anti-dilution features, with the Black-Scholes value of the April 2019 Financing Debentures payable upon the occurrence of a fundamental transaction. We can redeem the April 2019 Financing Debentures after the effective date of this resale registration statement upon 20 trading days prior notice to the Lenders at 120% of the principal amount of the April 2019 Financing Debentures, plus accrued interest.

The April 2019 Financing Warrants have an exercise price per ADS equal to 115% of the Conversion Price, with 100% warrant coverage to the value of the April 2019 Financing Debentures. The Warrants have a five year term and will be exercisable for cash or on a cashless basis if no resale registration statement available for resale of the ADSs issuable upon exercise of the April 2019 Financing Warrants. The exercise price of the April 2019 Financing Warrants will be reset, but not below $0.40, if within 18 months from the issuance of the April 2019 Financing Warrants there is a subsequent issuance of our securities below the exercise price, to the price of the subsequent issuance, and the April 2019 Financing Warrant’s contain other customary anti-dilution provisions, with the Black-Scholes value of the warrants payable upon the occurrence of a fundamental transaction.

We have already sold $1,000,000 of the April 2019 Financing Debentures and the remaining $5,000,000 will close after shareholder approval of the CLA Transaction and the NetNut Transaction, and the effectiveness of this registration statement. The Lenders will be granted a 12 month participation right in a future financing equal to 50% of the subsequent financing. We will not effect, without prior consent of the Lenders, any subsequent equity sales until the later of 10 trading days from the effective date of this resale registration statement or June 15, 2019. The Lenders have a right to purchase additional debentures on the same terms until September 30, 2019. The Lenders have a most favored nation right for a subsequent financing on better terms such that the Lenders may convert into the subsequent financing on a one-for-one basis. Our wholly owned subsidiary, Safe-T Data A.R, guarantees the obligations under the April 2019 Financing Debentures.

The April 2019 Financing Debentures and the April 2019 Financing Warrants contain customary beneficial ownership blockers for the Lenders, which will prevent a Lender from acquiring a control block in us.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary and other risk factors contained in the documents incorporated by reference herein. You should read these risks before you invest in the ADSs. In particular, our risks include, but are not limited to, the following:

●	we have a limited operating history on which to assess our business, have incurred significant losses since our inception, including an accumulated deficit of approximately $50 million as of December 31, 2018, and anticipate that we will continue to incur significant losses for the foreseeable future;

●	given our limited revenue and lack of positive cash flow, we will need to raise additional capital after this offering, which may be unavailable to us;

●	we may not generate as much revenue as we anticipate. Further, we expect to incur losses for the foreseeable future;

●	the information technology, or IT, security market is rapidly evolving within the increasingly challenging cyber threat landscape. If the industry does not continue to develop as we anticipate, our sales will not grow as quickly as expected and our share price could decline;

●	if we fail to effectively manage our growth, our business and operations will be negatively affected, and as we invest in the growth of our business, we expect our operating and net profit margins to decline in the near-term;

●	our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solution or the failure of our solution to meet customers’ expectations;

●	if we are unable to renew existing agreements or acquire new customers, our future revenues and operating results will be harmed;

●	we face intense competition from IT security vendors, some of which are larger and better known than we are, and we may lack sufficient financial or other resources to maintain or improve our competitive position; and

●	if we are unable to obtain and maintain effective intellectual property rights for our technologies, products or any future product candidates, we may not be able to compete effectively in our markets.

Corporate Information

We are an Israeli corporation based in Herzliya and were incorporated in 1989. From June 2011 until June 2016, we were a “shell corporation” and did not have any business activity, excluding administrative management. On June 15, 2016, we closed a merger transaction, or the Merger Transaction, with Safe-T Data A.R Ltd., or the Subsidiary, whereby we acquired 100% of the share capital of the Subsidiary. Since the date of the Merger Transaction, we have devoted substantially all of our financial resources to develop and commercialize our products. Our principal executive offices are located at 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Our telephone number in Israel is +972-9-8666110. Our website address is http://www.safe-t.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years from the date of our first sale of common equity securities pursuant to an effective regtistration statement under the Securities Act which occurred in August 2016, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to International Financial Reporting Standards, or IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our Ordinary Shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers (See “Risk Factors — Risks Related to an Investment in Our Securities and this Offering”). These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

THE OFFERING

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to (i) 16,825,000 ADSs issuable upon conversion of April 2019 Financing Debentures (including accrued interest) and (ii) 15,000,000 ADSs issuable upon exercise of April 2019 Financing Warrants. All of the ADSs, when sold, will be sold by these selling shareholders. The selling shareholders may sell their ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of ADSs by the selling shareholders.

Ordinary Shares currently outstanding	106,814,853 Ordinary Shares

ADSs offered by the selling shareholders	Up to 31,825,000 ADSs representing 1,273,000,000 Ordinary Shares

The ADSs

Each ADS represents 40 of our Ordinary Shares, no par value. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

The depositary will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or approximately $6.9 million based on an exercise price of $2.05 per ADS (subject to adjustments), if all warrants are exercised. See the section of this prospectus titled “Use of Proceeds.”

Depositary	Bank of New York Mellon.

Risk factors	You should read the “Risk Factors” section starting on page 8 of this prospectus and “Item 3.D.—Risk Factors” in our 2018 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market and TASE symbol:	“SFET.”

The number of the Ordinary Shares to be outstanding immediately after this offering as shown above is based on 106,814,853 Ordinary Shares outstanding as of April 11, 2019. This number excludes:

●	Shares issuable in connection with the NetNut Transaction which has not yet closed, and shares issuable in connection with the potential conversion and exercise of the debentures and warrants issued in the April 2019 Financing transaction;

●	219,889 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from NIS 6.00 (approximately $1.64) to NIS 10.00 (approximately $2.74), all of which are vested;

●	4,807,635 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, with an exercise price of $0.65;

●	765,655 ADSs representing 30,626,200 Ordinary Shares issuable upon the exercise of Series A warrants outstanding as of such date, with an exercise price of $14.35, all of which are vested, and 25,521 ADSs representing 1,020,840 Ordinary Shares issuable upon the exercise of warrants granted to the Underwriter in August 21, 2018 public offering, with an exercise price of $14.35, all of which are vested;

●	1,708,046 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, at a weighted average exercise price of $0.58, of which 1,050,887 were vested as of such date; and

●	4,416,017 Ordinary Shares reserved for future issuance under our Safe-T Group Global Equity Plan.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2018 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering and the Ownership of the ADSs and Ordinary Shares

Sales of a substantial number of the ADSs or Ordinary Shares in the public market by our existing shareholders could cause our share price to fall.

Sales of a substantial number of the ADSs or Ordinary Shares in the public market, or the perception that these sales might occur, could depress the market price of the ADSs or Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of the ADSs or Ordinary Shares.

Certain principal shareholders, including the selling shareholders named herein, may beneficially own up to an aggregate of approximately 19.98% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of April 15, 2019, certain of our principal shareholders, including the selling shareholders named herein, may beneficially own up to an aggregate of approximately 19.98% of our Ordinary Shares. In addition, certain of the securities held by the selling shareholders named herein have a blocker provision that subject the conversion or exercise of such securities, as applicable, to a 4.99% or 9.99% beneficial ownership limitation. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

Future sales of our Ordinary Shares or the ADSs could reduce the market price of our Ordinary Shares and the ADSs.

Substantial sales of our Ordinary Shares or the ADSs, either on the TASE or on the Nasdaq Capital Market may cause the market price of our Ordinary Shares or ADSs to decline. All of our outstanding Ordinary Shares are registered and available for sale in Israel. Sales by us or our security holders of substantial amounts of our Ordinary Shares or ADSs, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares or ADSs.

The issuance of any additional Ordinary Shares, any additional ADSs, or any securities that are exercisable for or convertible into our Ordinary Shares or ADSs, may have an adverse effect on the market price of our Ordinary Shares and the ADSs and will have a dilutive effect on our existing shareholders and holders of ADSs.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our shares, our share price and trading volume could decline.

The trading market for the ADSs or Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, including in our 2018 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with channel partners;

●	our ability to maintain or protect the validity of our European, U.S. and other patents and other intellectual property;

●	our ability to launch and penetrate markets in new locations, including taking steps to expand our activities in Europe and Southeast Asia and to enter into engagements with new business partners in those markets;

●	our intention to open new branches in key global locations and to increase marketing and sales activities;

●	our intention to establish partnerships with industry leaders;

●	our ability to implement on-line distribution channels and to generate sales from such channels;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors; and

●	those factors referred to in our 2018 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, as well as in our 2018 Annual Report, which is incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

Our Ordinary Shares have been trading on the TASE since January 2000. As of July 7, 2016 and following the change of our name in the course of the Merger Transaction, our symbol on the TASE was changed to “SAFE.” After our listing on the Nasdaq Capital Market, our symbol was changed to its current symbol, “SFET.” The ADSs, each representing 40 of our Ordinary Shares, are listed on the Nasdaq Capital Market under the symbol “SFET.” All of the ADSs, including those to be offered pursuant to this prospectus, have the same rights and privileges. See “Description of American Depositary Shares.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs will go to the selling shareholders.

We may receive proceeds from the exercise of the April 2019 Warrants and issuance of the warrant ADSs to the extent that the April 2019 Warrants are exercised for cash. The April 2019 Warrants may, however, be exercisable on a cashless basis under certain circumstances. If the entire April 2019 Warrants were exercised for cash in full, the proceeds would be approximately $6.9 million. We intend to use the net proceeds of such warrant exercise, if any, for sales and marketing activities mainly in the USA, research and development, general and administrative expenses, and for working capital purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the April 2019 Warrants will be exercised, or if exercised, that it will be exercised for cash, the quantity which will be exercised or in the period in which it will be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10.E—Taxation—Israeli Tax Considerations and Government Programs” in our 2018 Annual Report incorporated by reference herein for additional information.

SELLING SHAREHOLDERS

The selling shareholders acquired the ADSs being registered for resale pursuant to this prospectus, pursuant to a contractual agreement, as detailed in Prospectus Summary—Recent Financings—April 2019 Financing” above. We have agreed to file this registration statement covering the resale of the ADSs sold in the offering. We are registering the ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADS for resale from time to time.

Other than the relationships described herein, to our knowledge, none of the selling shareholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling shareholders has held a position as an officer a director of ours, nor has any selling shareholders had any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted.  The ADSs being offered are being registered to permit public secondary trading of such ADSs and each selling shareholders may offer all or part of the ADSs it owns for resale from time to time pursuant to this prospectus. None of the selling shareholders has any family relationships with our officers, other directors or controlling shareholders.

Any selling shareholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ADSs registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares held by the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on its ownership of ordinary shares, as of April 11, 2019.

The third column lists the ADSs being offered by this prospectus by the selling shareholders.

The fourth column assumes the sale of all of the ADSs offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering (1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Alpha Capital Anstalt (2)	12,573,600	(3)	636,500,000	(4)	12,575,400
Anson Investments Master Fund LP (5)	7,265,080	(6)	636,500,000	(4)	7,265,080

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to warrants currently exercisable, or exercisable within 60 days of April 11, 2019 are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.
(2)	Konrad Ackerman has voting and dispositive power over the securities owned by Alpha. The address of Alpha is c/o LH Financial, 510 Madison Ave, Suite 1400, New York, NY 10022.
(3)	Consists of 6,906,120 Ordinary Shares issuable upon the exercise of Series A warrants with an exercise price of $14.35, and 5,667,480 Ordinary Shares issuable upon the exercise of Series B warrants (and Series B exchange warrants) with nominal exercise price. The Series A warrants and Series B warrants have a blocker provision that subject the exercise of such warrants to a 4.99% beneficial ownership limitation.
(4)	Includes Ordinary Shares that may become issuable upon the conversion of debentures and exercise of warrants that have not yet been issued.
(5)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.
(6)	Consists of 6,906,120 Ordinary Shares issuable upon the exercise of Series A warrants with an exercise price of $14.35. The Series A warrants have a blocker provision that subject the exercise of such warrants to a 4.99% beneficial ownership limitation.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital takes into account a reverse share split of our Ordinary Shares that was effected in March 2016, whereupon every 800 of our Ordinary Shares were consolidated into one Ordinary Share (no par value).

As of April 11, 2019, our authorized share capital consisted of 1,000,000,000 Ordinary Shares, no par value per share, of which 106,814,853 shares were issued and outstanding as of such date. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right. We have convened an extraordinary general meeting of our shareholders to take place on May 16, 2019 in order to (among others) increase our authorized share capital to 5,000,000,000.

In the last three years, we have issued: (i) an aggregate of 28,066,993 Ordinary Shares, including (a) 19,097,091 Ordinary Shares in several private placements, public offerings and a rights issuance for aggregate net proceeds of approximately NIS 64.5 million (approximately $18.0 million), (b) 8,626,761 of our Ordinary Shares pursuant to the Merger Transaction, and (c) 343,141 Ordinary Shares pursuant to the Options exercised to Ordinary Shares by officers, employees and consultants; (ii) warrants to purchase an aggregate of 8,605,120 Ordinary Shares to investors, brokers and finders, with exercise prices ranging from $0.65 to NIS 10 (approximately $2.79) per share; (iii) options to purchase an aggregate of 5,592,125 Ordinary Shares to directors, officers, employees and consultants with exercise prices ranging from NIS 1.5 (approximately $0.42) to NIS 6.976 (approximately $1.99) per share; (iv) 510,438 units comprising of (a) 510,438 ADSs at a price of $14.35 per ADS, (b) 510,438 Series A warrants to purchase up to 765,657 ADSs with an exercise price of $14.35 per ADS, and (c) 510,438 Series B warrants to purchase up to a maximum of 1,193,407 ADSs.

As of April 11, 2019, 343,141 options granted to directors, officers and employees were exercised, and 3,540,938 options expired, forfeited or cancelled such that the total outstanding amount of options to directors, officers and employees as of such date, is 1,708,046.

Our registration number with the Israeli Registrar of Companies is 511418477.

Purposes and Objects of the Company

Our purpose is set forth in Article 4 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are elected at an annual general meeting and/or a special meeting of our shareholders and serve on the board of directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law, upon the earlier. Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of nine directors) to serve until the next annual general meeting. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Item 6.C— Management—Board Practices—External Directors” in our 2018 Annual Report incorporated by reference herein for additional information.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our amended and restated articles of association require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS will represent 40 Ordinary Shares (or a right to receive 40 Ordinary Shares) deposited with the principal Tel Aviv office of Bank HaPoalim, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depository are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC.  If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10.E—Taxation” in our 2018 Annual Report incorporated by reference herein. The depository will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.  The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depository is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share of other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the State of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs).

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property.

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates.

$.05 (or less) per ADS.	Any cash distribution to ADS holders.

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs.	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders.
$.05 (or less) per ADS per calendar year.	Depositary services.

Registration or transfer fees.	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares.

Expenses of the depositary.	Cable and facsimile transmissions (when expressly provided in the deposit agreement). Converting foreign currency to U.S. dollars.

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes.	As necessary.

Any charges incurred by the depositary or its agents for servicing the deposited securities.	As necessary.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason.  If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment.  At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depository will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five  business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by a Depository Trust Company, or DTC, that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholders communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

PLAN OF DISTRIBUTION

Each of the selling shareholders of the ADSs and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADSs covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the ordinary shares or the ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the ADSs or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling shareholders may also sell ADSs short and deliver these ADSs to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these ADSs. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ADSs.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the ADSs. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the ADSs may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the ADSs have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The ADSs will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ADSs covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ADSs may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Lipa Meir & Co, Tel-Aviv, Israel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the substantial doubt about the company’s ability to continue as a going concern as described in Note 1(c) to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of NetNut, Ltd. included in this Registration Statement on Form F-1 have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1.c to the financial statements) given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$10,028.70
Printer fees and expenses	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Miscellaneous	$2,071.30
Total	$52,100

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Lipa Meir & Co, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of the ADSs. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.safe-t.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	The Company’s report of foreign private issuer on Form 6-K furnished to the SEC on March 26, 2019, March 28, 2019, April 2, 2019, April 8, 2019, April 9, 2019, April 10, 2019, April 11, 2019 and April 15, 2019.

●	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on March 26, 2018; and

●	The description of the Company’s Ordinary Shares and ADSs contained in (i) the Company’s registration statement on Form F-1, as amended (File No. 333-226074), filed under the Securities Act, including any amendment or report filed which updates such description; and (ii) Item 1 of the registration statement on Form 8-A (File No. 001-38610) filed under the Exchange Act.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Safe-T Group Ltd., 8 Abba Eban Avenue, Herzliya, 4672526 Israel. Attention: Shai Avnit, Chief Financial Officer, telephone number: +972-9-8666110

NETNUT LTD

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018

NETNUT LTD.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018

REPORT OF INDEPENDENT AUDITORS

To the board of directors and shareholders of

NETNUT LTD.

We have audited the accompanying financial statements of NetNut Ltd. (hereafter - the “Company”), which comprise the balance sheets as of December 31, 2018 and 2017 and the related statements of profit or loss, changes in equity and cash flows for the year ended December 31, 2018 and for the period from February 8, 2017 (date of commencement of operations) to December 31, 2017.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from February 8, 2017 (date of commencement of operations) to December 31, 2017 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
April 16, 2019

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,

P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

NETNUT LTD.

BALANCE SHEETS

		December 31
	Note	2018	2017
		U.S. dollars in thousands
A s s e t s

CURRENT ASSETS:
Cash and cash equivalents		16	82
Accounts receivable:
Trade, net	4	108	111
Other		75	10
Related parties	16	111	53
		310	256
NON-CURRENT ASSETS:
Intangible assets, net	5,6	114	167
Goodwill	5,6	337	337
Property, plant and equipment, net		10	-
		461	504
TOTAL ASSETS		771	760

Liabilities and equity

CURRENT LIABILITIES:
Short-term loan		53	58
Accounts payable and accruals:
Trade		177	57
Other	8	117	51
Related parties	16	130	60
Contract liabilities		71	34
		548	260

EQUITY:	11
Ordinary A shares		*	*
Ordinary shares		*	*
Share premium		801	801
Accumulated deficit		(578)	(301)
TOTAL EQUITY		223	500
TOTAL EQUITY AND LIABILITIES		771	760

*	Less than $1 thousand

Date of approval of financial statements by Company’s Board of Directors: April 16, 2019.

The accompanying notes are an integral part of the financial statements.

NETNUT LTD.

STATEMENTS OF PROFIT OR LOSS

		Year ended December 31,	Period from February 8, 2017* to December 31,
	Note	2018	2017
		U.S. dollars in thousands

REVENUES		2,204	805
COST OF REVENUES	12	662	241
GROSS PROFIT		1,542	564

OPERATING EXPENSES:
Research and development expenses	13	443	440
Selling and marketing expenses	14	787	333
General and administrative expenses	15	513	127
TOTAL OPERATING EXPENSES		1,743	900

OPERATING LOSS		(201)	(336)

FINANCE EXPENSES		(76)	(16)
FINANCE INCOME		-	2
FINANCIAL EXPENSES, net		(76)	(14)

LOSS BEFORE TAXES ON INCOME		(277)	(350)
TAX BENEFIT	6,7	-	49
NET LOSS FOR THE YEAR		(277)	(301)

*	Date of commencement of operations

The accompanying notes are an integral part of the financial statements.

NETNUT LTD.

STATEMENTS OF CHANGES IN EQUITY

	Ordinary A shares	Ordinary shares	Share premium	Accumulated deficit	Total
	U.S. dollars in thousands

CHANGES IN THE PERIOD FROM FEBRUARY 8, 2017** TO DECEMBER 31, 2017:
Issuance of ordinary shares as a part of a business combination	-	*	501	-	501
Issuance of ordinary A shares	*	-	300	-	300
Net loss for the year	-	-	-	(301)	(301)
BALANCE AT DECEMBER 31, 2017	*	*	801	(301)	500
CHANGES IN THE YEAR ENDED DECEMBER 31, 2018 -
Net loss for the year	-	-	-	(277)	(277)
BALANCE AT DECEMBER 31, 2018	*	*	801	(578)	223

*	Less than $1 thousand
**	Date of commencement of operations

The accompanying notes are an integral part of the financial statements.

NETNUT LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31,	Period from February 8, 2017* to December 31,
	2018	2017
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	(277)	(301)
Adjustments required to reflect the cash flows from operating activities:
Amortization of intangible assets	53	46
Exchange rates differences relating to short-term loan	(5)	-
Depreciation	3	-
	51	46

Changes in operating asset and liability items:
Changes in deferred income tax	-	(49)
Decrease (Increase) in trade receivables	3	(111)
Increase in other receivables	(65)	(10)
Decrease in related parties, net	12	7
Increase in trade payables	120	57
Increase in other payables	66	51
Increase in contract liabilities	37	34
	173	(21)
Net cash used in operating activities	(53)	(276)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(13)	-
Net cash used in investing activities	(13)	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of ordinary A shares	-	300
Receipt of short-term loan	-	58
Net cash provided by financing activities	-	358

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(66)	82
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	82	-
CASH AND CASH EQUIVALENTS AT END OF YEAR	16	82

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Issuance of ordinary shares as a part of a business combination	-	501

*	Date of commencement of operations

The accompanying notes are an integral part of the financial statements.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - GENERAL:

a.	NetNut Ltd. (hereinafter - the “Company”) was incorporated in Israel on February 8, 2017 and is a subsidiary of DiViNetworks Ltd.

b.	The Company is engaged in the business of the development, marketing and sale of business proxy network services.

c.	The Company has an accumulated deficit as of December 31, 2018, as well as negative operating cash flows for the year ended December 31, 2018 and for the period from February 8, 2017 (date of commencement of operation) to December 31, 2017. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. As further disclosed in Note 17, the Company has entered into an agreement, under which it is to be acquired by Safe-T Group Ltd. In accordance with the agreement, the Company has obtained an amount of $250 thousand to fund its operations.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of presentation of financial statements:

The financial statements as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and for the period from February 8, 2017 (date of commencement of operations) to December 31, 2017, are in compliance with International Financial Reporting Standards (hereinafter - “IFRS”), and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board.

In connection with the presentation of these financial statements, the following should be noted:

1)	The significant accounting policies described below have been applied consistently to the year and period presented, unless otherwise stated.

2)	The financial statements have been prepared under the historical cost convention.

3)	The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires the Company’s management to exercise its judgment in the process of applying the Company’s accounting policies. Actual results may differ materially from estimates and assumptions used by management.

4)	The Company analyzes the expenses recognized in the statements of profit or loss using the classification method based on the functional category to which the expense belongs.

b.	Translation of foreign currency balances and transactions:

1)	Functional and presentation currency.

Items included in the financial statements are measured using the currency of the primary economic environment in which the entity operates (hereinafter - the “Functional Currency”). The financial statements of the Company are presented in U.S. dollars, which is the Company’s Functional Currency.

2)	Transactions and balances

Transactions made in a currency which is different from the Functional Currency are translated into the Functional Currency using the exchange rates prevailing at the dates of the transactions or valuations where the items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at the end-of-year exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss as finance income (expense).

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

c.	Cash and cash equivalents

Cash and cash equivalents include cash in hand, short-term bank deposits and other short-term highly liquid investments with original maturities of three months or less, which are subject to insignificant risk of changes in value.

d.	Trade receivables

The trade receivable balance represents the unconditional right to consideration because only the passage of time is required before the payment is due from Company customers in the ordinary course of business.

Trade receivables are recognized initially based on their transaction price as calculated according to IFRS 15, less a provision for doubtful accounts (hereinafter - “Provision for Impairment” or “Provision for Doubtful Accounts”). For further details see Note 4.

e.	Goodwill

Goodwill arising from a business combination represents the excess of the overall amount of the consideration transferred over the net amount as of acquisition date of the identifiable assets acquired and the liabilities assumed.

Impairment reviews of the cash-generating-unit (CGU) to which goodwill was allocated are undertaken annually and whenever there is any indication of impairment of a CGU. The carrying amount of the Company’s assets (which constitutes a single CGU), including goodwill, is compared to its recoverable amount, which is the higher of value in use and the fair value less costs to sell. Any impairment loss is allocated to reduce the carrying amount of the Company’s assets at the following order: first to reduce the carrying amount of any goodwill allocated to a CGU and subsequently to the remaining assets of the Company, which fall within the scope of IAS 36, on a proportionate basis based on the carrying amount of each Company asset.

Any impairment loss is recognized immediately in profit or loss and is not subsequently reversed. As of December 31, 2018 and 2017, the Company did not record impairment of goodwill. For further details see Note 5.

f.	Intangible assets:

1)	Research and development

Through December 31, 2018 and 2017, the Company has not met the criteria for capitalizing of research and development expenses as intangible assets, and accordingly, no asset has so far been recognized in the financial statements in respect of capitalized research and development expenses. Consequently, the research and development expenses of the Company are fully recognized as incurred.

2)	Servers usage right

The server usage right was first recognized at fair value at the acquisition date and is amortized over the period of estimated benefit, using a straight-line method and estimated useful life of four years. The amortization is presented under cost of revenues. For further details see Note 5.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

g.	Impairment of non-monetary assets

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less selling costs and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels of identifiable cash flows (cash-generating units). As mentioned above, the Company constitutes a single cash generating unit. Non-monetary assets, other than goodwill, that were previously impaired are reviewed at each statement of financial position date for possible reversal of the impairment recognized. Other intangible assets, whose useful life is indefinite, are tested annually for impairment.

h.	Financial assets and liabilities:

The Company has adopted IFRS 9, “Financial Instruments”, from February 8, 2017 (date of commencement of operations).

1)	Classification

The Company classifies its financial assets at amortized cost. The classification is determined, among other things, in accordance with the purpose for which the financial assets were acquired. The basis of classification depends on the Company’s business model and the contractual cash flow characteristics of the financial asset.

Financial assets at amortized cost are held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and their contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. These assets are classified as current assets, except for maturities of more than 12 months after the balance sheet date, which are classified as non-current assets. The Company’s financial assets at amortized cost include “accounts receivable” and “cash and cash equivalents” (see also sections c and d above).

2)	Impairment of financial assets, measured at amortized cost

The Company recognizes an allowance for expected credit losses on financial assets. At each reporting date, the Company assesses whether the credit risk on a financial asset has increased significantly since the initial recognition.

If the financial asset is determined to have low credit risk at the reporting date, the Company assumes that the credit risk on a financial asset has not increased significantly since initial recognition. The Company measures the allowances for expected credit losses on trade receivables that are within the scope of IFRS 15, “Revenue from Contracts with Customers”, and on financial assets for which the credit risk has increased significantly since initial recognition based on the estimated lifetime credit losses. Otherwise, the Company measures the allowance for credit losses at an amount equals to 12-month expected credit losses at the current reporting date.

i.	Trade payables

Trade payables are the Company’s obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

j.	Current and deferred income taxes

The tax expenses for the reported years comprise current and deferred taxes. Taxes are recognized in the statements of profit or loss, except to the extent that they relate to items recognized directly in equity. In that case, the tax is also recognized in equity.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company operates and generates taxable income. The Company’s management periodically evaluates the tax aspects applicable to its taxable income based on the relevant tax laws and makes provisions in accordance with the amounts payable to the Israeli Tax Authorities.

Deferred income tax is provided using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

However, deferred income tax liabilities are not accounted for if they arise from initial recognition of goodwill. Also, deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

k.	Employee benefits:

1)	Severance pay and pension obligations

A defined contribution plan is a post-employment benefits scheme under which group companies pay fixed contributions into a separate and independent entity. The Company has no legal or constructive obligation to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The Company’s severance pay and pension obligations are generally funded through payments to insurance companies or trustee-administered funds. Under their terms, the said pension plans meet the criteria for defined contribution plan as above.

2)	Vacation and recreation pay

Every employee is legally entitled to vacation and recreation benefits, which are computed on an annual basis. This entitlement is based on the term of employment. The Company charges a liability and expense due to vacation and recreation pay, based on the benefits that have been accumulated for each employee.

Since the Company expects that the benefit arising from vacation pay will be fully settled within 12 months of the end of the reporting period in which the employees provide the relating services, the liability in respect of this benefit is measured in accordance with the additional amount, which the Company expects to pay for unutilized vacation benefits accrued at the end of the reporting period.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

3)	Severance pay

Severance pay is paid when an employee is terminated by the Company before the normal retirement date, or when an employee had agreed to accept voluntary redundancy in exchange for these benefits. The Company recognizes severance pay liabilities at the earlier of:

●	When the entity can no longer withdraw the offer of those benefits; and

●	When the entity recognizes costs for a restructuring in the scope of IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”, that includes the payment of severance benefits.

l.	Revenue recognition

The Company has adopted IFRS 15, “Revenue from Contracts with Customers” (hereinafter - “IFRS 15”) from February 8, 2017 (date of commencement of operations).

IFRS 15 provides two approaches to revenue recognition: one point in time or over time. The model framework consists of five steps for analyzing transactions to determine the timing and amount of revenue recognition.

Identify the contract with the customer.
Identify the separate performance obligations in the contract.
Determine the transaction price.
Allocate the transaction price to each of the performance obligations in the contract.
Recognize revenue as each performance obligation is satisfied, while making a distinction between satisfying an obligation on a certain date and satisfying an obligation over time.

The Company’s revenues from its renewable monthly contracts with its customers are recognized ratably over the respective contract periods, since the customers consume benefits from the services as the Company performs.

Costs to obtain a contract are expensed as incurred since commissions payable upon renewals are commensurate with the initial commission.

Revenue is recognized net of Value Added Tax.

m.	standards, amendments and interpretations to new standards:

Standards, amendments and interpretations to new standards that are not yet effective and have not been early adopted by the Company:

1)	IFRS 16, “Leases” (hereinafter - “IFRS 16”)

IFRS 16 will replace upon first-time implementation the existing guidance in IAS 17 “Leases” (hereinafter - “IAS 17”). The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases, and is expected to have material impact mainly on the accounting treatment applied by the lessee in a lease transaction.

IFRS 16 changes the existing guidance in IAS 17 and requires lessees to recognize a lease liability that reflects future lease payments and a “right-of-use asset” in all lease contracts (except for the following), with no distinction between financing and capital leases. IFRS 16 exempts lessees in short-term leases or the when underlying asset has a low value.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and to account for those two types of leases differently.

IFRS 16 also changes the definition of a “lease” and the manner of assessing whether a contract contains a lease.

IFRS 16 will be effective retrospectively for annual periods beginning on or after January 1, 2019, taking into account the reliefs specified in the transitional provisions of IFRS 16.

In respect of agreements in which the Company is the lessee, the Company elected to apply the standard for the first time by recognizing lease liabilities, for leases that were previously classified as operating leases, based on the present value of the remaining lease payments, discounted at the incremental interest rate of the lessee as at the date of first-time application. At the same time, the Company will recognize a right-of-use asset at an amount equal to the amount of the lease liabilities, adjusted to reflect any prepaid or accrued lease payments in respect of those leases. As a result, the application of the standard is not expected to have an effect on the retained earnings balance.

As part of the first-time application of the standard, the Company has elected to apply the following practical expedients:

In respect of leases in which the Company is the lessee, to apply a single discount rate to a portfolio of leases with reasonably similar characteristics.

For leases in which the Company is the lessee, not to recognize a right-of-use asset and a lease liability in respect of leases whose lease period ends within 12 months of the date of initial application.

For leases in which the Company is the lessee, to exclude initial direct costs from the measurement of the right-of-use asset upon initial application.

For leases in which the Company is the lessee, to use hindsight in determining the lease term where the contract includes extension or termination options.

Furthermore, it should be noted that the Company elected to apply the exemption regarding the recognition of short-term leases and leases in which the value of the underlying asset is low.

Where the Company has right-of-use assets which meets the definition of investment property, they should be presented in the statement of financial position as investment property. Furthermore, right-of-use assets, that will be accounted for as investment property according to the fair value model, will be measured at fair value upon initial application. This measurement may impact the retained earnings balance as of the date of initial recognition.

Based on its assessment to date, upon application of IFRS 16 on January 1, 2019, right-of-use lease assets and lease liabilities totalling approximately $439 thousand will be recognized in the balance sheet.

The main expected effects of the application of the standard on the statement of income or loss for the year 2019 are a decrease of approximately $107 thousand in lease expenses, an increase of $91 thousand in depreciation costs and an increase of approximately $7 thousand in financing expenses. Overall, the expected effect of the standard’s application on the statement of income or loss for the year 2019 is an increase of approximately $9 thousand in loss.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

2)	IFRIC 23, “Uncertainty Over Income Tax Treatments” (hereinafter - “IFRIC 23”)

IFRIC 23 clarifies how to apply the recognition and measurement requirements of IAS 12 for uncertainties in income taxes. According to IFRIC 23, when determining the taxable profit (loss), tax bases, unused tax losses, unused tax credits and tax rates when there is uncertainty over income tax treatments, the entity should assess whether it is probable that the tax authority will accept its tax position. Insofar, as it is probable that the tax authority will accept the entity’s tax position, the entity will recognize the tax effects on the financial statements according to that tax position. On the other hand, if it is not probable that the tax authority will accept the entity’s tax position, the entity is required to reflect the uncertainty in its accounts by using one of the following methods: the most likely outcome or the expected value. IFRIC 23 clarifies that when the entity examines whether or not it is probable that the tax authority will accept the entity’s position, it is assumed that the tax authority with the right to examine any amounts reported to it will examine those amounts and that it has full knowledge of all relevant information when doing so. Furthermore, according to IFRIC 23 an entity has to consider changes in circumstances and new information that may change its assessment. IFRIC 23 also emphasizes the need to provide disclosures of the judgments and assumptions made by the entity regarding uncertain tax positions.

IFRIC 23 is effective for annual reporting periods beginning on or after January 1, 2019. The application of this standard is expected to have negligible impact on the Company’s financial statements.

NOTE 3 - FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT:

a.	Financial risk management

Financial risk factors - foreign exchange risks

The Company’s activities expose it to a Foreign exchange risk.

The Company operates internationally and is exposed to foreign exchange risk arising from foreign currency transactions, primarily with respect to the NIS. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities denominated in foreign currency.

The Company hedges and minimizes the foreign exchange risk by ensuring that the amounts of net current assets at a specific point in time correspond to the amount of current liabilities at that point in time.

b.	Financial instruments

	Financial assets at amortized cost
	December 31
	2018	2017
	U.S. dollars in thousands
Assets:
Cash and cash equivalents	16	82
Trade and other receivables	183	121
	199	203

Assets and liabilities, which are not measured on a recurring basis at fair value, are presented at their carrying amount, which approximates their fair value.

NOTE 4 - ACCOUNT RECEIVABLES - TRADE, net

As of December 31, 2018 and 2017, the account receivables-trade balance comprises open accounts. The Company did not record a provision for doubtful accounts as of December 31, 2018 and 2017.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - INTANGIBLE ASSETS:

a.	Composition of intangible assets is as follows:

	Cost				Accumulated amortization
	Balance at beginning	Additions during	Retirements during the	Balance at end	Balance at beginning	Additions during	Retirements during the	Balance at end	Amortized balance December 31,
	of year	the year	year	of year	of year	the year	year	of year	2018
	U.S. dollar in thousand
2018:
Servers usage right	213	-	-	213	(46)	(53)	-	(99)	114
Goodwill	337	-	-	337	-	-	-	-	337
	550	-	-	550	(46)	(53)	-	(99)	451

	Cost				Accumulated amortization
	Balance at Beginning	Additions	Retirements	Balance	Balance at Beginning	Additions	Retirements	Balance	Amortized balance
	of	during the	during the	at end	of	during the	during the	at end	December 31,
	period	period	period	of year	period	period	Period	of year	2017
	U.S. dollar in thousand
2017:
Servers usage right	-	213	-	213	-	(46)	-	(46)	167
Goodwill	-	337	-	337	-	-	-	-	337
	-	550	-	550		(46)	-	(46)	504

b.	Testing of goodwill impairment

As of December 31, 2018 and 2017, the recoverable amount of the Company, which constitutes a single CGU, is calculated on the basis of its fair value less cost to sell of Company’s share. As of December 31, 2018 and 2017, the recoverable amount exceeded the Company’s equity. The Company’s value in use calculations included a pre-tax discount rate of 24.5% and 26.9% at December 31, 2017 and 2018, respectively, and a long-term growth rate of 2% as of both dates.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - BUSINESS COMBINATION

On February 22, 2017, the Company has completed the business combination deal with a significant shareholder. As part of the business combination the company issued 100,000 ordinary shares to its parent company for the purpose of the acquisition of a developed technology including the usage right in servers of the parent company as well as access to the parent company’s vendors and the right to implement the parent company’s business model in the Company’s operation. The server usage right is valid as well the Company is active, with no further payments, and include the installation right on the Company’s premises. The value of the ordinary shares issued in the business combination were based on the sale of ordinary A shares to a third party occurring concurrently with the business combination, see also Note 11(b). The acquisition was accounted for as a business combination under common control, at fair value, considering the indirect involvement of such third party in the transaction.

The fair value of the server’s usage right was computed according to the DCF model, using the following principal assumptions: WACC 20.5% and long term growth rate of 2%. For the Company fair value valuation, the Company used Option-Pricing Method with the following principal assumptions: expected volatility of 65.6%, risk-free interest of 2.47%, expected term of 5 years.

The table below presents the fair value of offered shares and the amounts recorded in these financial statements:

Fair Value
U.S. dollars in thousands

Total purchase price - issuance of shares	501

Intangible assets:
Servers usage right	213
Goodwill	337
550
Deferred taxes	(49)
Total assets	501

NOTE 7 - TAXES ON INCOME:

a.	Taxation in Israel

The income of the Company is taxed at the regular corporate tax rate which is 24% for 2017 and 23% for the year 2018 and thereafter.

b.	Tax assessments

The Company has not been assessed since its establishment.

c.	Carryforward tax losses

As of December 31, 2018 and 2017 the Company’s carryforward tax losses totaled to approximately $518 thousand and $301 thousand, respectively.

Deferred tax assets in respect of carryforward operating tax losses are recognized in case that it is expected that the relating tax benefit would be realized against a future taxable income.

The Company did not recognize deferred taxes for these losses since their utilization is not expected in the foreseeable future.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 - TAXES ON INCOME (continued):

d.	Theoretical tax reconciliation

A reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in Israel (see section a above) and the actual tax expense is as follows:

	Year ended December 31, 2018		Period from February 8, 2017* to December 31, 2017
	%	US dollars in thousands	%	US dollars in thousands

Loss before taxes on income, as reported in the statements of profit or loss	100	277	100	350
Theoretical tax saving on this profit or loss	(23)	(64)	(24)	(84)
Increase in taxes resulting from permanent differences - non-deductible expenses	3	7	-	1
Increase in taxes resulting from tax losses in the reported period for which deferred taxes were not recognized	20	57	10	34
Tax expenses	-	-	(14)	(49)

NOTE 8 - ACCOUNTS PAYABLE - OTHER:

	December 31
	2018	2017
	U.S dollars in thousands

Employees and related institutions	110	47
Accrued commissions	7	4
	117	51

NOTE 9 - COMMITMENTS:

a.	Office Lease agreements

In May 2018, the Company signed an operating lease agreement for a period of 5 years starting on October 20, 2018.

The minimal future lease fees, which are payable under the said leases agreement are:

For the year ended December 31:	U.S dollars in thousands
2019	107
2020	130
2021	130
2022	130
2023	105

b.	Commissions

In 2017 the Company entered into an agreement with its shareholders, according to which the company will pay its shareholders an annual commissions in the amount of 15% of paid revenues for new customers who joined prior to December 31, 2018. The agreement has no expiration date and the eligibility for commission is in valid as long as there are active customers who joined prior to December 31, 2018.

*	Date of commencement of operations

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - RETIREMENT BENEFITS OBLIGATION:

a.	Liability for employee rights upon retirement

Labor laws and agreements require the Company to pay severance pay and/or pensions to employees dismissed or retiring from their employ in certain other circumstances. The amounts of benefits those employees are entitled to upon retirement are based on the number of years of service and the last monthly salary.

Also, under labor laws and labor agreements in effect, including the Expansion Order (Combined Version) for Obligatory Pension under the Collective Agreements Law of 1957 (hereinafter - the “Expansion Order”), The Company is liable to make deposits with provident funds, pension funds or other such funds (hereinafter – the “Funds”) so as to cover its employees’ pension insurance as well as some of its severance pay liabilities.

Under the terms of the Expansion Order, the Company deposits for severance pay as required under the Expansion Order as well as other deposits made by those companies “in lieu of severance pay” and which were announced as such as required under the Expansion Order, replace all payment of severance pay under Section 14 of the Severance Pay Law with respect to the wages, components, periods and rates for which the deposit alone was made (hereinafter - “Deposits under Section 14”).

b.	Defined contribution plans

The Company’s severance pay liability to Israeli employees for which the said liability is covered under section 14 of the Severance Pay Law is covered by regular deposits with defined contribution plans. The amounts funded as above are not reflected in the statements of financial position.

The amounts recognized as expense in respect of defined contribution plans in 2018 and 2017 are $12 thousand and $5 thousand, respectively.

NOTE 11 - EQUITY:

a.	Share capital

As of December 31, 2018 and 2017, the Company’s share capital is composed as follows:

	Number of shares
	Authorized		Issued and paid
	December 31,		December 31,
	2018	2017	2018	2017

Ordinary A shares 0.01 NIS par value	25,000	25,000	25,000	25,000
Ordinary shares 0.01 NIS par value	975,000	975,000	100,000	100,000

b.	Issuance of share capital

In February 22, 2017, in connection with the formation of the Company and the related business combination detailed in Note 6, the Company engaged in an agreement for a private issuance of shares. Under the agreement, the Company issued 25,000 Ordinary A shares 0.01 NIS par value for total gross proceeds of $300,000, representing price per ordinary A share of $12.

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 - SHAREHOLDERS’ EQUITY (continued):

c.	Rights conferred by shares:

1)	Ordinary shares

The ordinary shares confer upon their holders voting rights, the right to receive dividends, the right to a share in excess assets upon liquidation of the Company and other rights as set out in the Company’s articles of association (hereafter- the “Articles of Association”).

2)	Ordinary A shares

The ordinary A shares confer upon their holders all rights conferred to ordinary shareholders and in the event of a dissolution or liquidation (including deemed liquidation) of the Company, or distribution of dividends, the dividends, assets or other distributable proceeds available for distribution to the Company’s shareholders (the “Distributable Proceeds”) will be distributed amongst the shareholders in the following order of priority:

First, the holders of Ordinary A Shares shall be entitled to receive from the Distributable Proceeds, prior to and in preference to the holders of Ordinary Shares of the Company, for each Ordinary A Share held by them, an amount equal to the Original Issue Price for such Ordinary A Share (the “Preference Amount”).

Second, after receiving the Preference Amount, the remaining Distributable Proceeds shall be distributed between all the Company’s shareholders (both Ordinary Shareholders and Ordinary A Shareholders) on a pro rata basis.

NOTE 12 - COST OF REVENUES

	Year ended December 31,	Period from February 8, 2017* to December 31,
	2018	2017
	U.S dollars in thousands
Cost of networks and servers	609	195
Amortization of intangible assets	53	46
	662	241

NOTE 13 - RESEARCH AND DEVELOPMENT EXPENSES

	Year ended December 31	Period from February 8, 2017* to December 31,
	2018	2017
	U.S dollars in thousands
Payroll and related expenses	84	46
Consulting	359	394
	443	440

*	Date of commencement of operations

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 14 - SELLING AND MARKETING EXPENSES

	Year ended December 31,	Period from February 8, 2017* to December 31,
	2018	2017
	U.S. dollars in thousands
Payroll and related expenses	400	150
Consulting	32	56
Commissions	348	125
Other	7	2
	787	333

NOTE 15 - GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31,	Period from February 8, 2017* to December 31,
	2018	2017
	U.S. dollars in thousands
Professional fees	344	114
Payroll and related expenses	3	-
Depreciation	2	-
Other	164	13
	513	127

NOTE 16 - RELATED PARTIES TRANSACTIONS AND BALANCES:

“Related Parties” - As defined in IAS 24.

Key management personnel - included together with other entities in the said definition of “related parties” in IAS 24, include the members of the Board of Directors and senior executives.

a.	Transactions with related parties:

1)	Compensation to related parties:

	Year ended December 31,	Period from February 8, 2017* to December 31,
	2018	2017
	U.S dollars in thousands
Management fees, consulting fees and bonuses to interested parties	354	141
Commissions to shareholders	332	121

2)	Compensation to key management personnel for work services they provide to the Company is as follows:

	Year ended December 31,	Period from February 8, 2017* to December 31,
	2018	2017
	U.S. dollars in thousands
Management fees	353	141
Commissions	189	69
	542	210

*	Date of commencement of operations

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 16 - RELATED PARTIES TRANSACTIONS AND BALANCES (continued):

b.	Balances with related parties:

	December 31
	2018	2017
	U.S dollars in thousands
Assets:
Receivables from parent company and its subsidiary	111	39
Receivables from shareholders	-	14
	111	53

Liabilities:
Accrued management fees	18	-
Accrued commissions	112	60
	130	60

c.	Other transactions with related parties:

During 2018 and 2017, the Company recorded an amounts of approximately $669 thousand and $379 thousand, respectively, to the parent company in respect of participation in operations expenses, paid originally by the parent company.

NOTE 17 - SUBSEQUENT EVENTS:

a.	Share and Asset Purchase Agreement

On April 4, 2019, the Company entered into a share and asset purchase agreement, or the Share and Asset Purchase Agreement, with Safe-T Group Ltd., or Safe-T, pursuant to which Safe-T will acquire all (100%) of the fully diluted share capital of the Company, or the Purchased Shares, and certain assets of DiViNetworks Ltd., or DiVi, Company’s controlling shareholder, which assets are required for the ongoing operations of the Company, or the Purchased Assets and the Transaction, respectively. The consideration for the Transaction will be paid in cash and with Safe-T’s ordinary shares, as set forth below.

The maximum purchase price payable by Safe-T for the Purchased Shares and Purchased Assets is up to $14.7 million, subject to certain adjustments, all as set forth below:

In consideration for the Purchased Shares, Safe-T we will pay to the Company shareholders:

●	An amount equal to $3,400,000, or the Initial Shares Purchase Price, out of which (i) a $1,614,742 will be paid on the closing of the Transaction, or the Closing, in immediate funds (In addition to an amount of $250,000 down payment paid by Safe-T upon signing of Share and Asset Purchase Agreement); (ii) $175,257 will be deposited in escrow (as set forth below); and (iii) $1,360,000 will be paid by issuance of 24,347,410 Safe-T’s ordinary shares (based on price per share of NIS 0.2031 which is a per share 30-day average price of Safe-T’s ordinary shares on the TASE prior to the date on which the Share and Asset Purchase Agreement was signed, or the Initial Consideration PPS). The Initial Shares Purchase Price was determined based on an assumption that the Company’s working capital on the Closing is equal to zero. The parties agreed that the Initial Shares Purchase Price may be increased or decreased on a dollar-for-dollar basis in the event that the Company has a positive or negative working capital (respectively) on the date of the Closing.

●	An amount of up to $5,000,000 payable in contingent consideration, or the EarnOut Amount, will be paid and distributed to the shareholders of the Company subject and upon the Company achieving certain revenue milestones in 2019, hence, the payment of the payable EarnOut Amount will be deferred to the time when Safe-T’s financial results for the year 2019 are published, or the 2019 Financial Statements. Safe-T, at its sole discretion, may elect to pay up to fifty percent (50%) of the EarnOut Amount in its ordinary shares, or the EarnOut Shares, provided that in any event, the amount of the EarnOut Shares will not exceed 44,756,273 ordinary shares (representing a quotient of half of the maximum Earn-Out Amount, i.e. $2,500,000, divided by the Initial Consideration PPS). Safe-T shall grant to the Company’s shareholders first security interest and pledge in 30% of the Company’s shares being purchased, as a security for full and timely payment of the EarnOut Amount (if any).

NETNUT LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 17 - SUBSEQUENT EVENTS (continued):

In consideration for the sale, delivery, transfer and assignment of the Purchased Assets, Safe-T will pay DiVi at Closing:

●	An aggregate amount equal to $6,300,000, or the Assets Purchase Price. The Assets Purchase Price shall be paid as follows:

-	An amount equal to $3,455,258 payable at Closing in immediately payable funds;

-	An amount equal to $324,742 will be deposited in escrow, and

-	An amount equal to $2,520,000, payable at Closing in Safe-T’s ordinary shares, issued at a per share price equal to the Initial Consideration PPS, i.e. 45,114,327 ordinary shares.

b.	Reclassification and conversion of ordinary shares

In March 2019, the Company’s board of directors agreed to reclassify and convert 12,500 ordinary shares of the Company into 12,500 ordinary A shares, having each rights and privileges and subject to such restrictions as specified in the Company’s Amended Articles of Association.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The unaudited combined condensed pro forma statement of profit or loss combine the historical consolidated statement of profit or loss of the Company and the statement of profit or loss of Net-Nut as if the merger between these two entities had occurred on January 1, 2018. The unaudited combined condensed pro forma balance sheet combines the historical consolidated balance sheet of the Company and the historical balance sheet of Net-Nut giving effect to the merger as if it had occurred on December 31, 2018. The transaction is to be accounted for as a business combination with the Company identified as the accounting acquirer.

The allocation of the purchase price in the merger as reflected in these pro forma combined condensed financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of merger. Management, with the assistance of independent valuation specialists, is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed.

A final determination of the fair values of Net-Nut’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Net-Nut that exist as of the date of completion of the merger and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the combined condensed pro forma financial statements presented below. The purchase price is also subject to variation depending on changes in the company’s stock price until the date of closing.

The unaudited pro forma combined condensed financial statements do not include liabilities resulting from integration planning. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the accompanying unaudited pro forma combined condensed financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Net Nut’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The cash portion of the acquisition consideration will be financed by an aggregate of $6 million convertible loan and warrants, which have been included as a pro forma adjustment.

The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of both the Company and Net-Nut, which are incorporated by reference into, and included in, respectively, in this registration statement.

Unaudited Pro Forma Combined Condensed Statement of Profit or Loss
For the year ended December 31, 2018
(U.S. dollars in thousands, except per share data)

	Safe-T	Net-Nut	Adjustments	Note	Pro forma
Revenues	1,466	2,204	-		3,670
Cost of Revenues	791	662	1,619	(1),(2)	3,072
Gross profit	675	1,542	(1,619)		598

Operating Expenses:
Research and development expenses	2,414	443	-		2,857
Selling and Marketing expenses	5,542	787	162	(1)	6,491
General and Administrative expenses	1,925	513	-		2,438
	9,881	1,743	162		11,786

Operating loss	(9,206)	(201)	(1,781)		(11,188)

Financial expenses	(3,496)	(76)	(480)	(3)	(4,052)
Financial income	955	-	-		955
Financial expenses, net	(2,541)	(76)	(480)		(3,097)

Loss before taxes on income	(11,747)	(277)	(2,261)		(14,285)
Taxes on income	(6)	-	358	(4)	352
Net loss for the year	(11,753)	(277)	(1,903)		(13,933)

Loss per Share (in dollars):
Basic	(0.33)			(5)	(0.13)
Diluted	(0.35)			(5)	(0.14)
Weighted average number of Shares outstanding used to compute (in thousands):
Basic	35,302			(5)	104,764
Diluted	35,646			(5)	105,108

See Notes to Unaudited Pro forma Combined Financial Statements

Unaudited Pro Forma Combined Condensed Balance Sheet
As of December 31, 2018
(U.S. dollars in thousands)

	Safe-T	Net-Nut	Adjustments	Note	Pro forma
Assets
Current assets:
Cash and cash equivalents	3,717	16	6,000	(a)	3,763
			(5,820)	(a)
			(150)	(f)
Restricted deposits	104	-	-		104
Accounts receivable:
Trade, net	854	108	-		962
Other	231	75	-		306
Related parties	-	111	-		111
Total current assets	4,906	310	30		5,246
Non-current Assets:
Property, plant and equipment, net	143	10	248	(c)	401
Goodwill	523	337	6,894	(c)	7,754
Intangible assets, net	796	114	8,111	(b),(c)	9,021
Total non-current assets	1,462	461	15,253		17,176
Total assets	6,368	771	15,283		22,422
Liabilities and equity
Current liabilities:
Accounts payable and accruals:
Trade	103	177	-		280
Other	951	117	-		1,068
Contract liabilities	495	71	-		566
Liability in respect of the Israeli Innovation Authority	49	-	-		49
Short-term loan	-	53	-		53
Related parties	-	130	-		130
Total current liabilities	1,598	548	-		2,146
Non-current liabilities:
Contract liabilities	249	-	-		249
Derivative financial instruments	729	-	-		729
Deferred tax liabilities	-	-	1,816	(d)	1,816
Convertible loan and warrants	-	-	6,000	(a)	6,000
Contingent consideration liability	-	-	3,045	(c)	3,045
Liability in respect of the Israeli Innovation Authority	82	-	-		82
Total non-current liabilities	1,060	-	10,861		11,921
Total liabilities	2,658	548	10,861		14,067

Equity:
Ordinary and ordinary A shares	-	-	-		-
Share premium	41,594	801	4,795 (801)	(c) (e)	46,389
Other equity reserves	11,805	-	-		11,805
Accumulated deficit	(49,689)	(578)	(150) 578	(f) (e)	(49,839)
Total equity	3,710	223	4,422		8,355
Total equity and liabilities	6,368	771	15,283		22,422

See Notes to Unaudited Pro forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

On April 4, 2019, and following our Board of Directors approval on March 31, 2019, we entered into a share and asset purchase agreement, or the Share and Asset Purchase Agreement, with NetNut Ltd., or NetNut, and its shareholders, pursuant to which we will acquire all (100%) of the fully diluted share capital of NetNut, or the Purchased Shares, a private Israeli company engaged in the business proxy network solution industry, and certain assets of DiViNetworks Ltd., or DiVi, NetNut’s controlling shareholder which assets are required for the ongoing operations of NetNut, or the Purchased Assets and the NetNut Transaction, respectively. The consideration for the NetNut Transaction will be paid in cash and with Ordinary Shares, as set forth below.

The maximum purchase price payable by us for the Purchased Shares and Purchased Assets is up to $14.7 million, subject to certain adjustments, all as set forth below:

1.	In consideration for the Purchased Shares, we will pay NetNut’s shareholders:

●	An amount equal to $3,400,000, or the Initial Shares Purchase Price, out of which (i) a $1,614,742 will be paid on the closing of the NetNut Transaction, or the Closing, in immediate funds (in addition to a $250,000 down payment paid by us upon signing of Share and Asset Purchase Agreement); (ii) $175,257 will be deposited in escrow (as set forth below); and (iii) $1,360,000 will be paid by issuance of 24,347,410 Ordinary Shares (based on price per share of NIS 0.2031 which is a per share 30-day average price of our Ordinary Shares on the TASE prior to the date on which the Share and Asset Purchase Agreement was signed, or the Initial Consideration PPS). The Initial Shares Purchase Price was determined based on an assumption that NetNut working capital on the Closing is equal to zero. The parties agreed that the Initial Shares Purchase Price may be increased or decreased on a dollar-for-dollar basis (payable or receivable in cash) in the event NetNut has a positive or negative working capital (respectively) on the date of the Closing.

●	An amount of up to $5,000,000 payable in contingent consideration, or the EarnOut Amount, will be paid and distributed to the shareholders of NetNut subject and upon NetNut achieving certain revenue milestones in 2019, hence, the payment of the payable EarnOut Amount will be deferred to the time when our financial results for the year 2019 are published, or the 2019 Financial Statements. We, at our sole discretion, may elect to pay up to fifty percent (50%) of the EarnOut Amount in Ordinary Shares, or the EarnOut Shares, provided that in any event, the amount of the EarnOut Shares will not exceed 44,756,273 Ordinary Shares (representing a quotient of half of the maximum Earn-Out Amount, i.e. $2,500,000, divided by the Initial Consideration PPS). We shall grant NetNut’s shareholders first security interest and pledge in 30% of NetNut shares being purchased, as a security for full and timely payment of the EarnOut Amount (if any).

2.	In consideration for the sale, delivery, transfer and assignment of the Purchased Assets (see note c below for details on the allocation of the purchase price in the business combination, which includes the fair value of the Purchased Assets), we will pay DiVi at Closing:

●	an aggregate amount equal to $6,300,000, or the Assets Purchase Price. The Assets Purchase Price shall be paid as follows:

-	An amount equal to $3,455,258 payable at Closing in immediately payable funds;

-	An amount equal to $324,742 will be deposited in escrow (as set forth below); and

-	An amount equal to $2,520,000, payable at Closing in Ordinary Shares, issued at a per share price equal to the Initial Consideration PPS, i.e. 45,114,327 Ordinary Shares.

In connection with the Transaction, the Company has agreed to pay to certain finders of the Transaction a fee equal to the sum of 3.0% of the total purchase price of the Transaction, and in any event not less than USD $150,000. The Company may elect to pay up to 50% of such fee in equity securities of the Company.

The unaudited pro forma combined balance sheet gives effect to the merger between Safe-T and Net-Nut as if it had occurred on December 31, 2018. The unaudited pro forma combined statement of profit or loss gives effect to the merger between Safe-T and Net-Nut as if it had occurred on January 1, 2018. The pro forma combined condensed statements of profit or loss do not include any non-recurring charges, directly attributable to the merger. The pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained.

 Adjustments to unaudited combined condensed pro forma balance sheet as of December 31, 2018.

(a) An amount of approximately $ 5.8 million of the total consideration in the transaction is expected to be financed from funds to be obtained from issuance of a convertible loan (“Financing Debentures”) and detachable warrants (“Financing Warrants”) in an aggregate amount of $6 million.

The April 2019 Financing Debentures will have an 18 month term from issuance and bear interest at 8% per annum payable quarterly in cash or ADSs. The April 2019 Financing Debentures are convertible at $2.05 per ADS, or the Conversion Price, provided that if 80% of the five day daily volume weighted average price, or VWAP, of the ADSs on Nasdaq on the effective date of this resale registration statement is less than $2.05, the conversion price shall be reset to equal the greater of (i) $1.65, and (ii) 80% of the five day VWAP on the effective date.

The conversion price of the April 2019 Financing Debentures will be reset, but not below $0.40 per ADS, if there is a subsequent issuance of our securities below the conversion price, to the price of the subsequent issuance, and the April 2019 Financing Debentures contain other customary anti-dilution features, with the Black-Scholes value of the April 2019 Financing Debentures payable upon the occurrence of a fundamental transaction. We can redeem the April 2019 Financing Debentures after the effective date of this resale registration statement upon 20 trading days prior notice to the Lenders at 120% of the principal amount of the April 2019 Financing Debentures, plus accrued interest.

The April 2019 Financing Warrants have an exercise price per ADS equal to 115% of the Conversion Price, with 100% warrant coverage to the value of the April 2019 Financing Debentures. The Warrants have a five year term and will be exercisable for cash or on a cashless basis if no resale registration statement available for resale of the ADSs issuable upon exercise of the April 2019 Financing Warrants. The exercise price of the April 2019 Financing Warrants will be reset, but not below $0.40, if within 18 months from the issuance of the April 2019 Financing Warrants there is a subsequent issuance of our securities below the exercise price, to the price of the subsequent issuance, and the April 2019 Financing Warrant’s contain other customary anti-dilution provisions, with the Black-Scholes value of the warrants payable upon the occurrence of a fundamental transaction.

(b) Fair value of identifiable intangible assets acquired in excess of intangible assets recorded in connection with previous acquisition by Net-Nut.

(c) The fair values of Net-Nut net assets have been estimated for the purpose of allocating the purchase price and determining the pro forma effect of the merger on the unaudited combined condensed pro forma financial statements. The estimated purchase price of $13.7 million has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

US$ in thousands
Purchase price calculation:
Safe-T’s market price per Share*	0.069
Number of shares to be issued	69,461,737
Total share consideration	4,795
Cash consideration	5,820
Contingent consideration (**)	3,045

Total purchase price	13,660

*	the market price per share is the share closing price in Tel Aviv Stock Exchange as of April 14, 2019, translated into USD. A 10% change in the share price at closing would change the total purchase price by $480 thousand.

(**)	The fair value of the contingent consideration was valued using a Monte Carlo model with the expected sales and volatility as well as the discount rate being the primary inputs.

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:

Net tangible liabilities, including deferred tax liabilities	(1,796)
Identifiable Intangible assets and goodwill (**):
Technology and supplier relations	7,738
Customer relations	487
Goodwill	7,231

Total	13,660

(*)	Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets, net of the fair value of liabilities assumed.

(d) Deferred income taxes provided in respect of fair value adjustments made to tangible and identifiable intangible assets acquired in the merger that do not impact the underlying tax basis.

(e) Elimination of all components of Net-Nut’s equity and the issuance of the shares as part of the consideration in the transaction.

(f) Payment of finders fees in the amount of $150,000, as detailed above.

Adjustments to unaudited combined condensed pro forma statement of profit or loss.

(1)	Amortization of intangible assets established as part of the purchase price allocation in connection with the merger with Net-Nut. Intangible assets are amortized on a straight-line basis over the following number of years:

Technology and suppliers relations – 5 years

Customer relations – 3 years

(2)	Add back of Net-Nut historical intangible assets amortization.

(3)	Estimated additional interest expense due to the 8% convertible debt assumed in connection with the merger.

(4)	Reflecting the tax effect of the pro forma adjustments, using the applicable tax rates.

(5)	The calculation of the weighted average number of Shares for pro forma basic earnings per share gives effect to the issuance of 69,461,737 Company shares in the transaction assuming these were issued on January 1, 2018.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court,: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since April 2016, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On June 7, 2016, the Company completed an issuance of an aggregate of 1,445,827 Ordinary Shares pursuant to a rights issuance, at a price of NIS 1.00 (approximately $0.26) per share, whereby each of our shareholders holding one Ordinary Share at the beginning of trading on the TASE on May 22, 2016 was entitled to purchase four ordinary shares for NIS 4.0 per unit and NIS 1.00 per share (approximately $1.04 and $0.26, respectively).

On June 15, 2016, as part of a merger agreement with Safe-T Data A.R Ltd., or the Subsidiary, the Company issued an aggregate of 3,230,700 Ordinary Shares in a public offering, at a price of NIS 5.00 (approximately $1.30) per share. In addition, the Company issued to the investors 1,292,280 Series 1 warrants with an exercise price of NIS 6.25 (approximately $1.63) per Ordinary Share, designated to expire on February 9, 2017, and 1,292,280 Series 2 warrants with an exercise price of NIS 7.50 (approximately $1.95) per Ordinary Share, designated to expire on December 9, 2017. On February 4, 2017 court approval was obtained to postpone the expiration date of the Series 1 warrants to April 30, 2017, and to reduce their exercise price to NIS 5.50 (approximately $1.46) per Ordinary Share. Ultimately, 1,290,279 Series 1 warrants were exercised into 1,290,279 Ordinary Shares. On December 3, 2017, court approval was obtained to postpone the expiration date of the Series 2 warrants to February 9, 2018, and to reduce their exercise price to NIS 6.50 (approximately $1.85) per Ordinary Share. As of April 15, 2019, 7,020 Series 2 warrants were exercised into 7,020 Ordinary Shares. All unexercised Series 2 warrants expired on February 9, 2018.

On June 15, 2016, as part of a merger agreement with the Subsidiary, the Company issued an aggregate of 8,626,761 Ordinary Shares to the shareholders of the Subsidiary in exchange for their shares of the Subsidiary, and issued an aggregate of 1,496,725 options to the Subsidiary employees, consultants and directors in exchange for their options of the Subsidiary. Such options were granted at exercises prices ranging between $0.39 and $0.61. As of April 15, 2019, 163,883 of such options have been exercised and 119,430 of such options have expired.

On November 13, 2016, the Company issued an aggregate of 1,000,704 options, as follows: (i) options to purchase 829,296 Ordinary Shares to its employees and consultants at exercise prices ranging from NIS 5.137 to NIS 6.50 (approximately $1.37 to $1.73) per share. 50,000 of these options vested immediately, and the rest over a period of four years. As of December 31, 2017, none of such options have been exercised and 165,008 of such options have expired; and (ii) options to purchase 171,408 Ordinary Shares to certain individuals including the Company’s Chief Executive Officer and members of the Company’s board of directors, with an exercise price of NIS 4.887 (approximately $1.28) per share. The options vest over a period of three to four years. As of April 15, 2019, none of such options have been exercised and 8,496 of such options have expired.

On December 14, 2016, the Company issued to certain investors, pursuant to a private placement, an aggregate of 1,492,670 Ordinary Shares, at a price of NIS 4.25 (approximately $1.10) per share. In addition, the Company issued to such investors Series 2 warrants to purchase 1,492,670 Ordinary Shares at an original exercise price of NIS 7.50 (approximately $1.95) per share, which designated to expire on December 9, 2017. The exercise price of Series 2 Warrants and the expiration date thereof have been further amended, as detailed above. Unexercised Series 2 warrants expired, as detailed above.

On April 7 and June 21, 2017, the Company issued to certain investors, pursuant to a private placement, an aggregate of 1,963,834 Ordinary Shares, at a price of NIS 6.00 (approximately $1.64) per share. In addition, the Company issued to the investors warrants to purchase 1,963,834 Ordinary Shares with an exercise price of NIS 8.75 (approximately $2.39) per share, which expire on November 30, 2018. As of December 31, 2017, none of such options have been exercised. In addition, on the same dates the Company issued to certain finders, warrants to purchase 113,316 Ordinary Shares with an exercise price of NIS 6.0 (approximately $1.58) per share, which expire on November 30, 2018.

On May 22 and 28, 2017, the Company issued to certain investors, pursuant to a private placement, an aggregate of 441,483 Ordinary Shares, at a price of NIS 6.00 (approximately $1.66) per share. In addition, the Company issued to such investors warrants to purchase 441,483 Ordinary Shares with an exercise price of NIS 8.75 (approximately $2.42) per share, which expire on November 30, 2018. As of December 31, 2017, none of such options have been exercised. In addition, on the same dates the Company issued to certain finders, warrants to purchase 22,074 Ordinary Shares with an exercise price of NIS 6.0 (approximately $1.58) per share, which expire on November 30, 2018.

On June 21, 2017, the Company issued to certain investors, pursuant to a private placement, an aggregate of 1,174,286 Ordinary Shares, at a price of NIS 7.00 (approximately $1.98) per share. In addition, the Company issued to such investors warrants to purchase 1,174,286 Ordinary Shares with an exercise price of NIS 10.00 (approximately $2.84) per share, which expire on November 30, 2018. As of April 15, 2019, none of such options have been exercised. In addition, on the same date the Company issued to certain finders, warrants to purchase 84,499 Ordinary Shares with an exercise price of NIS 10.00 (approximately $2.63) per share, which expire on November 30, 2018.

On September 12, 2017, the Company issued: (i) options to purchase 647,896 Ordinary Shares to its employees and consultants at an exercise price of NIS 6.371 (approximately $1.76) per share. Such options vest over a period of forty four to forty eight months. As of April 15, 2019, none of such options have been exercised and 100,000 of such options have expired; (ii) options to purchase 641,744 Ordinary Shares to its employees and consultants with an exercise price of NIS 6.976 (approximately $1.94) per share. Of such options, 20,000 vest over a period of two years, and the remaining options vest over a period of four years. As of April 15, 2019, none of such options have been exercised and 30,000 of such options have expired; (iv) options to purchase 100,000 Ordinary Shares to its Chief Executive Officer, at an exercise price of NIS 6.588 (approximately $1.83) per share. The options vest over a period of four years. As of April 15, 2019, none of such options have been exercised nor expired; and (v) options to purchase 500,000 Ordinary Shares to its employees and consultants at an exercise price of NIS 5.655 (approximately $1.58) per share. Of such options, 100,000 vested immediately, 50,000 vest over a period of two years, and the remaining options vest over a period of four years. As of April 15, 2019, none of such options have been exercised and, 150,000 of such options have expired.

On June 3, 2018 we issued the following securities, pursuant to a private placement: (a) 3,775,520 Ordinary Shares to certain investors, at a price per share of NIS 1.50 (approximately $0.42), (b) 3,859,016 Ordinary Shares to certain investors, at a price per share of approximately NIS 1.28 (approximately $0.36), (c) warrants to purchase an aggregate of 4,792,735 Ordinary Shares with an exercise price of $0.65, and (d) the corresponding issuance of 416,456 Ordinary Shares and warrants to purchase 12,893 Ordinary Shares, issued pursuant to an anti-dilution provision included in a certain private placement agreement, that was triggered upon the foregoing issuances.

On September 25, 2018, the Company issued to certain investors, pursuant to anti-dilution provisions included in private placement agreements that closed on June 3, 2018 that were triggered upon the consummation of the public offering dated August 21, 2018, an aggregate of 5,781,580 Ordinary Shares at a price of NIS 0.3 per share, and granted warrants to purchase an additional 14,900 Ordinary Shares that were also triggered by an anti-dilution clause from prior private placements.

On April 9, 2019, we issued a convertible debentures with a face value of $1,000,000 and warrants to purchase our American Depositary Shares, or ADSs. The debentures are convertible at $2.05 per ADS, subject to adjustments. The warrants have a five year term and an exercise price per ADS equal to 115% of the conversion price of the debentures, with 100% warrant coverage to the value of the debentures.

Since January 2016, the Company, in the aggregate, has granted its employees, directors, senior management, consultants and service providers options to purchase an aggregate of 5,592,125 Ordinary Shares under the Company’s Global Equity Plan, with exercise prices ranging between NIS 1.42 (approximately $0.3985) and NIS 6.976 (approximately $1.95) per share, of which 1,050,887 were vested as of April 15, 2019. Generally, the options vest over a period of four years. As of April 15, 2019, 343,141 options granted to directors, officers and employees were exercised, and 3,540,938 options expired, forfeited or cancelled, such that the total outstanding amount of options to directors, officers and employees as of April 1, 2019 is 1,708,046.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

3.1	Amended and Restated Articles of Association of Safe-T Group Ltd. (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
4.1	Form of Amended and Restated Deposit Agreement (filed as Exhibit 1 to the Post-Effective Amendment No. 2 to Form F-6 (File No. 333-218251) filed on July 31, 2018, and incorporated herein by reference).
4.2	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares, dated April 11, 2019 (filed as Exhibit C to Securities Purchase Agreement filed as Exhibit 99.1.D to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
4.3	Form of Convertible Debenture, dated April 11, 2019 (filed as Exhibit A to Securities Purchase Agreement filed as Exhibit 99.1.D to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
5.1*	Opinion of Lipa Meir & Co, Israeli counsel to Safe-T Group Ltd.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
10.2	Safe-T Group Global Equity Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
10.3	U.S. Addendum to the Safe-T Group Global Equity Plan (filed as Exhibit 99.1.B to Form 6-K (File No. 333- 38610) filed on April 11, 2019, and incorporated herein by reference).
10.4	Lease Agreement dated June 25, 2013, by and between Safe-T Data A.R Ltd. and Herzeliya Center Building and Investments (M.H.B.H) Ltd. and Shvartzbard Assets and Investments Ltd (filed as Exhibit 10.3 to Form F-1/A (File No. 333-226074) filed on July 20, 2018, and incorporated herein by reference).
10.5	Summary of Supplements to Lease Agreement dated July 23, 2015 and September 10, 2017 by and between Safe-T Data A.R Ltd. and Herzeliya Center Building and Investments (M.H.B.H) Ltd. and Shvartzbard Assets and Investments Ltd (filed as Exhibit 10.4 to Form F-1/A (File No. 333-226074) filed on July 20, 2018, and incorporated herein by reference).
10.6	Safe-T Group Compensation Policy (filed as Exhibit 10.5 to Form F-1 (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
10.7	Form of Share and Asset Purchase Agreement, dated April 4, 2019 (filed as Exhibit 99.1.C to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
10.8	Form of Securities Purchase Agreement, dated April 9, 2019 (filed as Exhibit 99.1.D to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
10.9	Form of Registration Rights Agreement, dated April 9, 2019 (filed as Exhibit B to Securities Purchase Agreement filed as Exhibit 99.1.D to Form 6-K (File No. 333-38610) filed on April 11, 2019, and incorporated herein by reference).
21.1	List of Subsidiaries (filed as Exhibit 21.1 to Form F-1 (File No. 333-226074) filed on July 5, 2018, and incorporated herein by reference).
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, with respect to the financial statements of Safe-T Group Ltd.
23.2	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, with respect to the financial statements of NetNut Ltd.
23.3	Consent of Lipa Meir & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement).
101	The following materials from our registration statement on Form F-1 formatted in XBRL (eXtensible Business Reporting Language): (i) the Unaudited Condensed Consolidated Interim Statements of Financial Position, (ii) the Unaudited Condensed Consolidated Interim Statements of Profit or Loss and Other Comprehensive Income, (iii) the Unaudited Condensed Consolidated Interim Statements of Changes in Equity, (iv) the Unaudited Condensed Consolidated Interim Statements of Cash Flow, and (v) the Notes to the Unaudited Condensed Consolidated Interim Financial Statements, tagged as blocks of text and in detail.

*	To be filed by amendment.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on April 16, 2019.

SAFE-T GROUP LTD.

By:	/s/ Shachar Daniel
Shachar Daniel
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Safe-T Group Ltd. hereby constitute and appoint each of Shachar Daniel and Shai Avnit with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shachar Daniel	Chief Executive Officer, Director	April 16, 2019
Shachar Daniel	(Principal Executive Officer)

/s/ Shai Avnit	Chief Financial Officer (Principal Financial	April 16, 2019
Shai Avnit	and Accounting Officer)

/s/ Chen Katz	Director, Chairman of the Board of Directors	April 16, 2019
Chen Katz

/s/ Amir Mizhar	Director, President	April 16, 2019
Amir Mizhar

/s/ Eylon Geda	Director	April 16, 2019
Eylon Geda

/s/ Noa Matzliach	Director	April 16, 2019
Noa Matzliach

/s/ Lior Vider	Director	April 16, 2019
Lior Vider

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, John Parmley, the duly authorized representative in the United States of Safe-T Group Ltd., has signed this registration statement on April 16, 2019.

/s/ John Parmley
Chief Executive Officer of Safe-T USA Inc.